L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\1 Preliminary Premium Analysis December 2004 UGC Special Committee

Premiums Paid in Precedent Squeeze-Outs UGC Special Committee Morgan Stanley reviewed minority "squeeze-out" transactions with the following criteria: 1995-present Cash and/or stock transactions greater than $1Bn Stock-only transactions greater than $500MM 1 Premiums paid for all M&A transactions involving a U.S. public target over the past 14 years average 41% for all deals (39% for all stock transactions) Historically, precedent minority squeeze-outs have on average occurred at lower premiums to the unaffected share price from than M&A transactions in general Median premium for minority squeeze-outs in our identified criteria is approximately 24% for deals greater than $1Bn in size and 19% for stock-only deals greater than $500MM in size Factors affecting size of premium paid: Deal size Size of initial ownership (vote / economic) Cash vs. stock consideration Relative size of Parent vs. Target

Premiums Paid for U.S. Public Targets (1) (2) UGC Special Committee L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\3 2 All Cash Consideration 15-Year Avg: 42.3% S&P 500 (4) # of Trans. 15 8 11 22 25 58 54 94 93 156 138 64 57 55 62 All Stock Consideration 15-Year Avg: 39.3% S&P 500 (4) All Deals (3) 15-Year Avg: 40.5% S&P 500 (4) Notes Includes announced bids for U.S. public targets with an aggregate value of $100MM or more. Excludes terminated transactions. Includes transactions announced on or before 30 September 2004 Annual amounts based on mean of percentage premiums paid over unaffected stock price which is defined as stock price 4 weeks prior to the earliest of the deal announcement; announcement of a competing bid; and market rumors Includes all announced bids irrespective of consideration offered (i.e., includes all cash, all stock and hybrid bids). Excludes outliers S&P 500 indexed to closing price on the last trading day of 1990 # of Trans. 16 24 26 37 34 89 95 124 116 147 114 64 16 30 28 # of Trans. 39 39 46 71 72 164 183 247 229 353 287 170 90 120 118 Source Thomson Financial as of 6 October 2004

U.S. Minority Squeeze-Outs over $1Bn since 1995 Initial and Final Premiums (%) L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\4 Source: Company press releases, public filings and FactSet 3 Special Committee Considerations Precedent Minority Squeeze-Out Transaction Analysis U.S. Completed Transactions over $1Bn since 1995 UGC Special Committee Size ($Bn) 1.4 1.6 3.6 8.4 2.3 1.3 2.5 1.4 4.8 1.2 11.2 1.6 1.9 13.6 Initial Premium Incremental Premium Median Premium 23.5% Cash-only Transaction Cash/Stock Mix Transaction Stock-only Transaction

L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\5 4 Special Committee Considerations Precedent Minority Squeeze-Out Transactions Deals of $1Bn or more, 1995 - YTD UGC Special Committee Notes 1. Market Cap at date of transaction announcement 2. Excludes assumed liabilities 3. Consideration structure includes $32.10 cash and .271 AXA ADRs 4. Each outstanding share of Life Technologies common stock converts into $60.00 in cash or Invitrogen stock or both Source: Company press releases, public filings and FactSet

U.S. All-Stock Minority Squeeze-Outs over $500MM since 1995 Initial and Final Premiums (%) L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\6 Source: Company press releases, public filings and FactSet 5 Special Committee Considerations Precedent Minority Squeeze-Out Transaction Analysis U.S. All-Stock Completed Transactions over $500MM since 1995 UGC Special Committee Size ($Bn) 1.4 3.6 .7 .8 1.2 1.6 1.9 13.6 .8 Initial Premium Incremental Premium Median Premium 19.4%

L:\Media_Communications_NY\Dept_Only\Fort\UCOMA\Special Committee - Dec 04\Historical Precedents 12-20-04.ppt\A2XP\20 DEC 2004\1:01 PM\7 6 Special Committee Considerations Precedent Minority Squeeze-Out Transactions All-Stock Deals of $500MM or more, 1995 - YTD UGC Special Committee Notes 1. Market Cap at date of transaction announcement 2. Excludes assumed liabilities Source: Company press releases, public filings and FactSet

UGC Special Committee

Precedent Minority Squeeze Out Transactions

Liberty Media Family Transactions

	Liberty Satellite & Technology August 2003	On Command September 2003	Liberty Digital October 2001	UGCE (UGC Squeeze Out) November 2003
	LSAT LIBERTY SATELLITE & TECHNOLOGY, INC.	ONCOMMAND®	Liberty Digital	UGC europe
Company Overview	• Media holding company that controls an in-room, on-demand entertainment and information services company	• Leading provider of in-room entertainment technology to the lodging and cruise ship industries	• Liberty Digital was originally created in 1999 and its principal operating activities are conducted through its 56% interest in DMX/AEI Music and 50% interest in Game Show Network	• UGC Europe is one of the leading broadband communications and entertainment companies in Europe
Situation Overview	• Liberty Media controls approximately 87% of the economics and 98% of the votes and made an unsolicited offer to buy the shares of LSAT that it does not currently own	• Liberty Media concurrent with its acquisition of LSAT acquired the remaining 26% stake in On Command it did not already own through LSAT	• Because Liberty Media owned in excess of 90% of the outstanding common stock, the merger was accomplished as a "short form" merger under Delaware law	• UGC proposed to acquire all of the outstanding shares of UGC Europe's common stock not owned by UGC or its subsidiaries in exchange for shares
Deal Size / Type	• $22MM / Stock	• $15MM / Stock	• $54MM / Stock	• $1.2BN / Stock
% Squeeze Out	• 13%	• 26%	• 8%	• 33%
Public / Private Process	• Public	• Public	• Public	• Public
Initial Bid	• 3/2003: 0.2131 exchange ratio (0% premium to unaffected, $2.15 per share)	• 4/2003: 0.0787 exchange ratio (11% premium to unaffected, $0.78 per share)	• 10/2001: 0.25 exchange ratio (10% premium to unaffected, $3.22 per share)	• 10/2003: 9.0 exchange ratio (10% premium to unaffected, $59.04 per share)
Agreement Bid	• 8/2003: 0.275 exchange ratio (45% premium to unaffected, $3.12 per share)	• 9/2003: 0.166 exchange ratio (183% premium to unaffected, $1.98 per share)	• 10/2001: 0.25 exchange ratio (10% premium to unaffected, $3.22 per share)	• 11/2003: 10.3 exchange ratio (38% premium to unaffected, $74.26 per share)
"At Close" Bid	• 11/2003: 0.275 exchange ratio (29% premium to unaffected, $2.76 per share)	• 12/2003: 0.175 exchange ratio (170% premium to unaffected, $1.89 per share)	• 3/2002: 0.25 exchange ratio (13% premium to unaffected, $3.31 per share)	• 12/2003: 10.3 exchange ratio (48% premium to unaffected, $79.41 per share)
Bid Commentary	• Exchange ratio increased 29% from initial bid to agreed upon figure. Liberty withdrew an initial public bid proposal in 2001	• Exchange ratio increased 111% from initial bid to agreed upon figure. An adjustment mechanism utilized to shift ratio upward or downward based on price movement (additional 10% bump at closing)	• No special committee process and no Board approval required	• Exchange ratio increased 14% from initial bid to agreed upon figure. UGCE stockholders were entitled to receive cash in lieu of fractional shares of UGC Class A common stock
Time to Reach Agreement	• Approximately 5 Months	• Approximately 5 months	• Immediate	• Approximately 2 months
Majority of Minority	• No	• No	• No	• No, 90% condition[2]

Notes
1. Premium based on Liberty share price day prior to initial announcement
2. The "90% condition" must be satisfied, meaning that a sufficient number of shares of UGC Europe common stock shall have been validly tendered and not properly withdrawn on or prior to the expiration date, such that following the acceptance of such shares of UGC Europe common stock for exchange, UGC and its subsidiaries will collectively own at least 90% of the issued and outstanding shares of UGC Europe common stock, determined on a fully diluted basis. Satisfaction of the 90% condition will allow UGC to implement a short form merger

Morgan Stanley

1